CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Appointment of the Independent Registered Public Accounting Firm” and “Financial Highlights” and to the use of our report dated November 26, 2012 for Nuveen New York Dividend Advantage Municipal Fund, Nuveen New York Performance Plus Municipal Fund, Inc. and Nuveen New York Dividend Advantage Municipal Fund 2 in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen New York Dividend Advantage Municipal Fund filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

October 7, 2013